Exhibit 99.1

Press Release
For Immediate Release

Beazer Homes Announces Closing of Offering of

Senior Notes

ATLANTA, May 20, 2010 – Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) (the “Company”) announced today the closing of its underwritten public offering of $300 million aggregate principal amount of its 9.125% senior notes due June 15, 2018. The Company received proceeds of approximately $295.5 million from the offering, after underwriting discounts and commissions. The Company previously announced the closing on May 10, 2010 of its concurrent underwritten public offerings of 12.5 million shares of its common stock and 3.0 million 7.25% tangible equity units.

Prior to the closing of the 9.125% senior notes offering, the Company redeemed in full its outstanding 8 3/8% senior notes due 2012. As of the redemption date, $303.6 million aggregate principal amount of the 8 3/8% senior notes was outstanding.

Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with continuing operations in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, New Jersey, New Mexico, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas, and Virginia.

CONTACT: Beazer Homes USA, Inc.

Jeff Hoza

Vice President, Treasurer

770-829-3700

jhoza@beazer.com